Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Greg Cross

Extreme Networks Public Relations

408/579-3483

gcross@extremenetworks.com

EXTREME NETWORKS HIRES INDUSTRY VETERAN JIM JUDSON AS INTERIM CHIEF FINANCIAL OFFICER

SANTA CLARA, Calif., Mar. 14, 2011 — Extreme Networks, Inc. (Nasdaq: EXTR) today announced that it has retained Jim Judson for the position of Interim Chief Financial Officer, effective immediately. Additionally, Extreme Networks is continuing with its national executive search for the permanent CFO role. Mr. Judson brings 30 years of financial management and operational leadership experience to his interim role with Extreme Networks, having spent the first five years of his career with Xerox, and later, 19 years with Sun Microsystems, where he served as Vice President of Finance for Worldwide Operations, leading major improvements in product costs, asset utilization, and product delivery lead-times. More recently, Mr. Judson served as Interim CFO for Omnicell, Inc., a public company with $250M in revenues, providing hospitals with systems, software, and services to improve patient safety and automate the medication management and supplies distribution processes.

“Jim brings key operational skills and diverse experiences in finance from his previous management roles with innovative companies here in the high-tech industry,” said Oscar Rodriguez, president and CEO of Extreme Networks. “As Extreme Networks continues its transformation and we begin the search for a permanent CFO, the company will leverage Jim’s expertise with finance and operations while moving the business forward.”

Mr. Judson currently serves on the Board of Directors and Audit Committee at Omnicell, Inc and served on the board of directors for HomeDirector, Inc., a public company in the Connected

Home market, as it emerged from bankruptcy. Mr. Judson received his BS in Industrial Management from Purdue University and an MBA from Indiana University.

About Extreme Networks, Inc.

Extreme Networks delivers networks for the mobile world. The company’s open network solutions enable a quality user experience, providing a platform for improved business agility. From the converged mobile edge of enterprises to virtualized clouds, and from data centers to global carrier networks that backhaul mobile traffic, Extreme Networks’ extensible services architecture sets a foundation for mobility, user awareness and faster performance to empower people and machines to connect and move seamlessly. Extreme Networks is headquartered in Santa Clara, California, with offices in more than 50 countries worldwide. For more information, visit: www.extremenetworks.com

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Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and other countries.